                                                                   Exhibit 5 (b)

                    WORSHAM, FORSYTHE & WOOLDRIDGE, L.L.P.
                        ATTORNEYS AND COUNSELORS AT LAW
                                 ENERGY PLAZA
                         1601 BRYAN STREET, 30TH FLOOR
                           DALLAS, TEXAS 75201-3402
                                  ___________

                           TELEPHONE (214) 979-3000
                              FAX (214) 880-0011



                                August 18, 1995


Texas Utilities Electric Company
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201


Ladies and Gentlemen:

     Referring to the proposed issuance and sale by Shawmut Bank Connecticut, National Association, not in its individual capacity but solely as Owner Trustee under a Trust Agreement dated as of December 1, 1988, as supplemented ("Owner Trustee"), of $81,595,000 aggregate principal amount of Secured Facility Bonds ("Bonds"), secured by, among other things, an assignment of rentals under a Lease between the Owner Trustee, as Lessor, and Texas Utilities Electric Company ("TU Electric"), as Lessee, dated as of December 1, 1989, as supplemented ("Lease"), which are to be paid by TU Electric pursuant to the Lease, as described in the prospectus filed as part of the Registration Statement on Form S-3 (Registration Statement) that is to be filed by TU Electric with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act") on or about the date hereof, we are of the opinion that:

     1. TU Electric is a corporation validly organized and existing under the laws of the State of Texas.

     2. The rental payments under the Lease are valid and binding obligations of TU Electric.

     3.  The Bonds will be valid and binding obligations of the Owner Trustee when:
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                                      -2-

          (a) The Registration Statement shall have become effective under the Act and the Bonds shall have been issued and sold for the consideration contemplated therein and in any prospectus and prospectus supplement relating to the Bonds, and in accordance with the provisions of the Trust Indenture, Security Agreement and Mortgage, dated as of December 1, 1989, as supplemented ("Indenture");

          (b) An appropriate supplement to the Indenture shall have been duly executed and delivered; and

          (c) The Bonds shall have been duly executed, authenticated and delivered.



     We are members of the State Bar of Texas and do not hold ourselves out as experts on, nor do we purport to opine as to, the laws of any other
jurisdiction.   Accordingly, in rendering this opinion, we have relied (i) as to all matters of Connecticut and Federal laws applicable to the organization and trust powers of Shawmut Bank Connecticut, National Association and the authorization of the Bonds by such bank as Owner Trustee, on the opinion of Shipman & Goodwin, counsel for such bank and (ii) as to all matters of New York law, on the opinion of Reid & Priest LLP, of counsel to TU Electric. A copy of each such opinion is filed as an exhibit to the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name in the Registration Statement as authority for certain of the statements contained, or incorporated by reference, therein.



                                                   Very truly yours,


                                                   WORSHAM, FORSYTHE
                                                       & WOOLDRIDGE, L.L.P.



                                                   By: /s/ Neil D. Anderson
                                                       ____________________
                                                              A Partner